Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated this 1st day of September, 2020

BETWEEN:

Li-Cycle Corp. of 2351 Royal Windsor Drive, Unit 10, Mississauga, ON L5J 4S7, Canada

(the “Employer”)

OF THE FIRST PART

- AND -

Bruce MacInnis of #5-1290 Old Orchard Avenue, Pickering, ON L1W 1G2

(the “Employee”)

OF THE SECOND PART

BACKGROUND:

A.	The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.

B.	The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Commencement Date and Term

1.	The Employee will commence full-time employment with the Employer on January 1st, 2020 (the “Commencement Date”) for an indefinite period, subject to termination in accordance with this Agreement.

Probationary Period

2.	The Employee must successfully complete a probationary period of three (3) months (the “Probationary

Period”) beginning on the Commencement Date. At any time during the Probationary Period, the Employer may terminate the Employee’s employment without any notice or payment of salary or benefit plan contributions in lieu of notice to the Employee other than wages owed for hours of work already completed and any minimum statutory amounts or benefits required by the Ontario Employment Standards Act, 2000 (the “ESA”).

Job Title and Description

3.	The Employer agrees to employ the Employee as Chief Financial Officer.

4.

The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Employer.

5.	The Employee will perform any and all duties that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.

6.

Subject to any terms and conditions that may be negotiated and agreed upon in writing between the Employer and the Employee, the Employee may be employed by the Employer in a position other than as Chief Financial Officer in which event the Employee will, subject to the terms and conditions in this Agreement as amended and/or replaced by any mutually agreed terns and conditions of employment, continue to be employed by the Employer in the position to which the Employee has been assigned. In the event of any further change in the Employee’s position, the provisions of this Agreement will apply, with the necessary changes being made.

Compliance

7.

The Employee acknowledges that they will be bound by and agrees to faithfully observe and comply with the Employer’s rules, regulations, and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified at the Employer’s sole discretion. This includes but is not limited to the following:

a.	the Employee will abide by all applicable legislation and Employer policies and will not commit or condone an illegal act or instruct an employee, partner or contractor to commit the same;

b.	when doing business in other countries, the Employee must comply and respect the laws and customs of the countries in which the Employer operates, or its representatives travel to;

c.	the Employee will perform their duties conscientiously and with integrity; and

d.	the Employee is responsible for reporting what they believe to be breaches of the Code of Conduct to the Employer’s Management.

The Employee must seek determinations and prior approvals from the Employer’s Board of Directors in the event of any potential illegal acts or related conflicts of laws, customs or policies in connection with the Employee’s obligations in paragraphs 7.a and 7.b above.

Employee Compensation

8.

Base Salary. Compensation paid to the Employee for the services rendered by the Employee as required by this Agreement will include an annual salary of CDN $200,000.00, less any lawful and applicable deductions and remittances, payable every two weeks while this Agreement is in force (the “Base Salary”).

9.

Bonus. In accordance with the terms and conditions of the Employer’s bonus plan as in effect from time to time and subject to the discretion of the Employer with respect to the same, the Employee may be eligible (but not entitled) to receive an annual bonus award (a “Bonus”). The payment of any Bonus shall be at the sole and absolute discretion of the Employer. The Employee acknowledges that:

a.	the terms of the Bonus may change each fiscal year at the discretion of the Employer;

b.	the amount of the Bonus, if any, that the Employee may be awarded may change from year to year; and

c.

Employee must be Actively Employed (as defined below) on the date any Bonus is paid in order to be eligible to receive such Bonus, unless otherwise expressly required by the ESA in which case there shall be no further entitlements beyond the Employee’s minimum statutory entitlements. No partial or pro-rated payments will be made unless expressly required by the ESA. The Employee shall have no entitlement to damages or other compensation arising from or related to not receiving any Bonus under this provision. However, nothing herein is intended to limit any statutory entitlements under the ESA and such statutory entitlements shall, if required, apply despite language to the contrary.

10.

Benefits. The Employee will be entitled to those benefits that are currently available as described in the Employer’s employment booklets and manuals. Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with 60 days written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.

11.

Vacation. The Employee will be entitled to four (4) weeks of paid vacation each year during the term of this Agreement. In accordance with the Employer’s vacation policy, subject to change from time to time at the Employer’s sole discretion:

a.	the times and dates for any vacation will be determined by mutual agreement between the Employer and the Employee having regard to the Employer’s operations; and

b.

except as required by the ESA, the Employee may not carry forward unused non-statutory vacation time in excess of the carryover permitted under the Employer’s vacation policy and will lose the entitlement to such unused vacation.

Upon termination of employment, the Employer will pay compensation to the Employee for any accrued and unused vacation days. Any unused vacation that is above the minimum entitlements will not be paid out.

12.

Expenses. The Employer will reimburse the Employee for all reasonable expenses properly incurred, in accordance with the Employer’s policy as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

Place of Work

13.

The Employee’s primary place of work will be at 2351 Royal Windsor Drive, Unit 10, Mississauga, ON L5J 4S7, Canada. It may be necessary for the Employee to work in other locations from time to time (e.g. Kingston, ON and/or Rochester, NY), in which case the terms and conditions will be set in accordance with the Employer’s applicable policy. The Employer will inform the Employee in advance of the Employee being required to work at other locations.

Duty to Devote Full Time

14.	The Employee agrees to devote full-time efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.

Conflict of Interest

15.

While the Employee is employed by the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer’s actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer in writing of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer, which consent will not be unreasonably withheld.

16.

While the Employee is employed by the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer, which consent will not be unreasonably withheld.

Non-Competition

17.

The Employee agrees that they will not, without the prior written consent of the Employer, during the Employee’s employment with the Employer and at any time for a period of twelve (12) months following the Termination Date for whatever reason, either individually or in partnership or jointly or in conjunction with any person as principal, employee, owner, sole proprietor, partner, director, officer, member, consultant, agent, founder, co-venturer, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit the Employee’s name or any part of the Employee’s name to be used or employed by any person engaged in or concerned with or interested in within Canada and the United States any business that is the same as, substantially similar to or competitive with the Employer’s business within the lithium-ion recycling industry.

18.	The Employee confirms that all restrictions in the above paragraph are reasonable and valid and that the Employee waives all defences to the strict enforcement of such restrictions by the Employer.

Non-Solicitation

19.

The Employee agrees that they shall not, during the Employee’s employment, and for a period of twelve (12) months following the Termination Date for any reason, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or any other manner whatsoever on the Employee’s own behalf or on behalf of anyone competing or endeavouring to compete with the Employer:

a.

induce or assist any person or entity in inducing any employee of the Employer whom the Employee had contact in the course of the Employee’s employment with the Employer during the two (2) year period immediately before the Employee’s employment terminated or on the Termination Date to leave his or her employment with the Employer;

b.	directly or indirectly solicit or endeavour to solicit any person that:

i.

is a customer, client or supplier of the Employer whom the Employee had contact in the course of the Employee’s employment with the Employer during the two (2) year period immediately before the Employee’s employment terminated or on the Termination Date;

ii.

was a customer, client or supplier of the Employer whom the Employee had contact in the course of the Employee’s employment at any time within twelve (12) months prior to the date the Employee’s employment terminated or on the Termination Date; or

iii.

with the Employee’s knowledge, has been pursued as a prospective customer, client or supplier by or on behalf of the Employer at any time within twelve (12) months prior to the date the Employee’s employment terminated or on the Termination Date and in respect of whom the Employer has not determined to cease all such pursuit.

20.	The Employee confirms that all restrictions in the above paragraph are reasonable and valid and that the Employee waives all defences to the strict enforcement of such restrictions by the Employer.

Confidential Information

21.

The Employee acknowledges that in any position the Employee may hold, in and as a result of the Employee’s employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the “Confidential Information”) and the Confidential Information is the exclusive property of the Employer. The Confidential Information will include all non-public data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology, ideas, techniques, know-how, inventions (whether patentable or not), and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, Customer Information, and other information concerning the Employer’s actual or anticipated business, research or development, or which is received in confidence by or for the Employer from any other person.

22.

The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.

23.	The Confidential Information will not include information that:

a.	is generally known in the industry of the Employer;

b.	is now or subsequently becomes generally available to the public through no wrongful act of the Employee;

c.	was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;

d.	is independently created by the Employee without direct or indirect use of the Confidential Information; or

e.	is disclosed, lawfully and not in breach of any contractual or other legal obligation, to the Employee by a third party.

24.

The Confidential Information will also not include anything developed or produced by the Employee during the Employee’s term of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trade-mark or copyright that:

a.	was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;

b.	was developed entirely on the Employee’s own time;

c.	does not result from any work performed by the Employee for the Employer; and

d.	does not relate to any actual or reasonably anticipated business opportunity of the Employer.

Duties and Obligations Concerning Confidential Information

25.

The Employee agrees that a material term of the Employee’s contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee’s employment by the Employer. The Employee agrees to keep all of the Confidential Information in its possession or control strictly confidential and will take all necessary precautions to safeguard all such Confidential Information in a careful and prudent manner, in any event, no less than reasonable care, to protect it from unauthorized disclosure. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer’s information that may be covered by this Agreement.

26.

The Employee shall not bring into the workplace or otherwise utilize in whole or in part confidential information and/or trade secrets belonging to any of the Employee’s former employer(s) or of any other third party without the consent of such former employer or third party

27.

The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer’s business and goodwill, and would be a material breach of this Agreement.

28.

The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement survives the expiration or termination, as the case may be, of this Agreement and will continue for an indefinite period from the date of such expiration or termination.

29.	The Employee may disclose any of the Confidential Information:

a.	to a third party where Employer has consented in writing to such disclosure; and

b.

to the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body, provided that notice of such request or requirement to disclose is first delivered to the Employer, unless such notice is prohibited by law, in order to enable the Employer to seek an appropriate protective order or other remedy or to waive compliance with the such request or requirement, or both.

30.

If the Employee loses or makes unauthorized disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

Ownership and Title to Confidential Information

31.

The Employee acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.

Return of Confidential Information

32.

The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

a.	may contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

b.	is connected with or derived from the Employee’s employment with the Employer.

Intellectual Property

33.

Except for any Excluded Inventions (as defined below), the Employee will promptly disclose in writing to the Employer, or to any persons designated by the Employer, all “Inventions”, which includes all improvements, inventions, processes, works of authorship, mask works, computer programs, formulae, ideas, discoveries, processes, techniques, know-how and data, whether or not patentable, made, created, conceived, reduced to practice, or developed by the Employee, either alone or jointly with others, during the term of employment with the Employer. The Employee will not disclose Inventions (other than any Excluded Inventions) to any person outside the Employer unless the Employee is requested to do so by management personnel of the Employer. An “Excluded Invention” means any Invention that the Employee establishes to: (a) be developed entirely on the Employee’s own time; (b) be developed without the use of any equipment, supplies, facilities, services, or Confidential Information of the Employer; (c) not relate directly to the business or affairs of the Employer during the term of employment with the Employer or to the actual or demonstrably anticipated research or development of the Employer during such time period; and (d) not result from any work the Employee performed for the Employer.

34.

The Employee acknowledges that all Inventions which the Employee makes, creates, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the employment, other than any Excluded Inventions, shall be the exclusive property of the Employer. The Employer shall be the exclusive owner of all rights, title, and interests in and to the Inventions (except for any Excluded Inventions), including, without limitation, any patents, industrial designs, trademarks, mask works, copyrights and other intellectual property or other rights anywhere in the world in connection therewith. The Employee hereby conveys, transfers, and assigns to the Employer any rights, title, and interests the Employee may have or acquire in such Inventions, effective at the time such Invention is created. The Employee irrevocably waives, in favour of the Employer, all moral rights and any other non-assignable rights the Employee may have in and to such Inventions.

35.

The Employee agrees to perform, during and after employment, all reasonable acts requested by the Employer to permit and assist it in obtaining, maintaining, defending and enforcing the Employer’s rights, title, and interests in and to the Inventions (except for any Excluded Inventions) and any improvements thereof, including, without limitation, any patents, industrial designs, trademarks, mask works, copyrights or other rights anywhere in the world, provided that Employer pays to the Employee all of the Employee’s expenses in doing so and, if such acts are required after the Employee’s employment with the Employer, reasonable compensation. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. To the extent that the Employee cannot be reasonably contacted by the Employer for the purposes of obtaining, maintaining, defending and enforcing the Employer’s rights, title, and interests in and to the Inventions, the Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents, as the Employee’s agents and attorney-in-fact to act for and on the Employee’s behalf, to execute and file any documents, applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by the Employee.

36.

Prior to the Employee submitting or disclosing for possible external publication or dissemination any material prepared by the Employee that incorporates information that concerns the Employer’s business or anticipated research, the Employee agrees to deliver a copy of such material to an officer of the Employer for his or her review. Within 20 days of such submission, the Employer agrees to notify the Employee whether the Employer believes such material contains any Confidential Information, and the Employee shall agree to make such deletions and revisions as are reasonably requested by the Employer to protect the Employer’s Confidential Information. The Employee further agrees to obtain the consent of the Employer prior to any review of such material by any persons outside of the Employer.

Consent to Collection of Personal Information

37.

The Employee acknowledges that the collection, use and/or disclosure of personal information is required for the management of the Employee’s employment or engagement with the Employer, including, but not limited to, the management of employment benefit plans, employment status, performance evaluation and engagement with joint venture business partners. The Employee hereby consents to the collection, use, and/or disclosure of the Employee’s personal information as required to facilitate the foregoing. The Employee agrees that, where more specific consent is required, the Employee shall complete such documentation as may be required from time-to-time to confirm the consent provided in this Agreement.

Contract Binding Authority

38.

Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

Termination of Employment

39.

Termination by the Employer for Cause. The Employer has the right, at any time and without notice or compensation in lieu of notice (unless expressly required by the ESA), to terminate the Employee’s employment for cause. In the event that the Employee’s employment is terminated for cause, the Employer will be required to provide the Employee only with the following: (a) any portion of the Employee’s Base Salary earned up to and including the Termination Date but not yet paid; (b) accrued vacation pay, if any, that the Employee earned up to and including the Termination Date that has not yet paid; (c) any expense reimbursements incurred by the Employee up to and including the Termination Date but not yet paid; and (d) unless specifically disentitled by the ESA, the minimum statutory notice or pay in lieu of notice, benefits continuation, severance pay, if applicable, and any other minimum requirements of the ESA. Without limiting the foregoing, any one or more of the following events shall constitute cause:

a.	theft, dishonesty, or other similar behaviour by the Employee;

b.	the conviction of the Employee of any criminal or quasi-criminal offence for which the Employee has not been pardoned provided that such pardon has not been revoked;

c.	any material neglect of duty or misconduct of the Employee in discharging any of the Employee’s duties and responsibilities hereunder;

d.	any conduct of the Employee which, in the opinion of the Employer, acting reasonably, is materially detrimental to the Employer;

e.	any material default of the Employee’s obligations under this Agreement;

f.	any material failure of or refusal by the Employee to comply with the lawful policies, rules and regulations of the Employer; or

g.	any act, omission or cause of action recognized as cause under law.

For greater certainty, nothing herein is intended to limit the Employee’s entitlement to any minimum statutory termination entitlements under the ESA, and such minimum statutory entitlements shall, if required, apply.

40.

Termination by the Employer Without Cause. The Employer may terminate the Employee’s employment at any time without cause. In such event, conditional upon the Employer receiving from the Employee an executed full and final release of the Employer and its affiliates in a form satisfactory to the Employer to be provided at the time of termination, the Employer shall only be required to provide the following to the Employee (collectively, the “Severance Entitlements”):

a.	Any outstanding Base Salary, vacation pay, expense reimbursements, benefits and other amounts accrued and owing up to the Termination Date;

b.

Fifty-two (52) weeks’ Base Salary and bonus (calculated on the basis of an average of each Bonus received by the Employee in the three (3) fiscal years preceding the Termination Date) (the “Severance Period”), inclusive of the Employee’s minimum entitlements under the ESA to notice of termination or pay in lieu of notice (or a combination thereof) and severance pay, if applicable, and subject to mitigation, plus benefits continuance as described below in paragraph 40.c. The Severance Period may be satisfied by working notice, pay in lieu of notice (via salary continuance) or a combination thereof, at the Employer’s discretion. Notwithstanding the foregoing, the Employee will not receive less than their minimum statutory entitlements under the ESA and the Employer will ensure that they will receive such minimum statutory entitlements, whether by way of additional payments, benefits or otherwise and despite any language in this Agreement to the contrary; and

c.

Subject to and in accordance with the terms and conditions of the applicable plan(s) in place and as amended from time to time, continued coverage under the Employer’s group benefits plan(s) until the earlier of (i) fifty-two (52) weeks’ from the Termination Date, or (ii) the date on which the Employee commences alternate employment or consulting work, at which point all coverages will automatically cease. The Employee must inform the Employer immediately of the commencement of alternate employment or consulting work. Notwithstanding the foregoing, coverage under the Employer’s long-term disability and health and dental benefits will automatically cease at the conclusion of the applicable statutory notice period pursuant to the ESA.

41.

Termination by the Employee for Good Reason. Upon sixty (60) days’ prior written notice by the Employee to the Employer of the occurrence of Good Reason after a Change of Control, the Employee may terminate the Employee’s employment for Good Reason, unless such Good Reason event(s) are corrected by the Employer within thirty (30) days following written notification by the Employee. In the event of a termination for Good Reason, subject to the Employer receiving from the Employee an executed full and final release of the Employer and its affiliates in a form satisfactory to the Employer to be provided at the time of termination, the Employer shall only be required to provide the Severance Entitlements to the Employee on the same terms as set out in paragraphs 40.a, 40.b and 40.c.

42.

Resignation by Employee Without Good Reason. The Employee shall give the Employer sixty (60) days notice of the resignation of the Employee’s employment hereunder and, subject to the following sentence, the Employee’s employment shall terminate on the date specified in the notice and the Employee agrees to work through such notice period. Upon receipt of the Employee’s notice of resignation, or at any time thereafter, the Employer shall have the right to elect to waive the resignation notice period in whole or in part by providing the Employee with amounts and benefits that he/she would have otherwise been entitled to for the remainder of such notice period, and if the Employer so elects, the Employee’s employment shall cease immediately upon the same. The Employee also agrees that such election by the Employer does not constitute a termination of the Employee’s employment by the Employer.

43.

Payments on Termination due to Employee’s Death. If the Employee’s employment with the Employer is terminated by reason of the Employee’s death, the Employer will be required to provide only the following to the Employee’s estate: (a) any Base Salary earned but not paid up to and including the Termination Date; (b) accrued vacation pay, if any, that the Employee earned but not paid up to and including the Termination Date; and (c) any expense reimbursements incurred by the Employee but not paid up to and including the Termination Date.

44.

Payments on Termination by the Employer due to the Employee’s Permanent Disability. If the Employee’s employment with the Employer is terminated by reason of Permanent Disability, the Employee will be entitled to the following payments and benefits:

a.

Base Salary. The Employer will continue to pay to the Employee an amount equal to the Employee’s Base Salary at the rate in effect immediately prior to the Termination Date for the balance, if any, of the applicable waiting period for long term disability benefits stipulated in the Employer’s long term disability plan (the “Waiting Period”);

b.

Benefits. The Employer will maintain during the Waiting Period and during any period in which the Employee is receiving long term disability benefits pursuant to the Employer’s long term disability plan (the “Long Term Disability Period”) those of the Employee’s benefits referred to in paragraph 10 that are normally continued for the Employer’s employees who are in receipt of either short term disability benefits or long term disability benefits.

45.

Provisions in Effect Notwithstanding Changes. Notwithstanding any changes in the terms and conditions of the Employee’s employment with the Employer under this Agreement which may occur in the future, including any change in position, duties or compensation, the termination entitlements described in paragraphs 39 - 44 above shall continue to be in effect for the duration of the Employee’s employment unless otherwise amended in writing and signed by both the Employee and the Employer.

46.

Return of Property. Upon any termination of the Employee’s employment with the Employer, the Employee will deliver or cause to be delivered to the Employer promptly all books, documents, money, securities or other property of the Employer that are in the possession, charge, control or custody of the Employee.

47.

No Termination Claims. The Employee agrees that the termination provisions in paragraphs 39—44 above are reasonable and constitute full and adequate notice and/or compensation to them with respect to the termination of their employment with the Employer. Upon any termination of the Employee’s employment by the Employer in compliance with this Agreement or upon any termination of the Employee’s employment by the Employee, the Employee understands and agrees that they will have no right to further notice, pay in lieu of notice, damages, severance pay, reinstatement, benefits, or any other compensation from the Employer, whether under contract, statute, common law or otherwise, will have no action, cause of action, claim or demand against the Employer, any related or associated entities or any other person as a consequence of such termination and the will sign an appropriate release releasing the Employer, its subsidiaries and their respective directors, officers, shareholders, employees and agents from any and all such actions, causes of action, claims and demands.

48.

Resignation as Director and Officer. Upon any termination of the Employee’s employment under this Agreement, the Employee will sign form(s) of resignation effecting the Employee’s resignation as a director and officer of the Employer and any subsidiaries or affiliates of the Employer and of any other entities of which the Employee occupies similar positions as part of or in connection with the performance by the Employee of the Employee’s duties under this Agreement, if applicable.

49.

Provisions which Operate Following Termination. Notwithstanding any termination of the Employee’s employment under this Agreement for any reason whatsoever and with or without cause, after payment of all amounts owing under this Agreement, if any, the provisions of paragraphs 17-18 (Non-Competition), 19-20 (Non-Solicitation), 21-32 (Confidential Information), 33-36 (Intellectual Property), 37 (Personal Information), 39-45 (Termination of Employment), 50 (Prior Service), 51 (Remedies), and 53 (Severability) of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

Prior Service

50.

The Employee agrees that the Employee will be employed by the Employer as a new employee and the Employee’s service with any prior employer will not be included in the assessment of the Employee’s length of employment with the Employee for any purposes, except as may be expressly required by the ESA.

Remedies

51.

In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

Accessibility

52.

The Employer is committed to accessibility for persons with disabilities in its workplaces. If the Employee requires accommodation in the course of the Employee’s employment or has any questions with respect to accessibility matters, please contact Human Resources.

Severability

53.

The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in whole or in part, it is the parties’ intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

54.

Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

•	Employer:

Name:	Li-Cycle Corp.

Address:	2351 Royal Windsor Drive, Unit 10, Mississauga, ON L5J 4S7, Canada

Email:	Ajay.kochhar@li-cycle.com

•	Employee:

Name:	Bruce MacInnis

Address:	#5-1290 Old Orchard Avenue, Pickering, ON L1W 1G2

Email:	Bruce.macinnis@li-cycle.com

Modification of Agreement

55.

Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Governing Law

56.	This Agreement will be construed in accordance with and governed by the laws of the province of Ontario and the laws of Canada applicable in Ontario.

Definitions

57.	For the purpose of this Agreement the following definitions will apply:

a.

“Work Product” means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development.

b.

“Computer Software” means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.

c.

“Other Proprietary Data” means information relating to the Employer’s proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, designs, configurations, toolings, documentation, recorded data, schematics, circuits, mask works, layouts, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).

d.

“Business Operations” means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, business plans, internal services and operational manuals, and the manner and methods of conducting the Employer’s business.

e.

“Marketing and Development Operations” means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.

f.

“Customer Information” means customer information, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Employer.

g.

“Termination Date” means a date communicated by written notice by either the Employee or the Employer as the last day of employment of the Employee by the Employer under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

h.

“Actively Employed” means only the period during which the Employee is employed by the Employer performing the Employee’s customary duties for the Employer and the minimum period of notice of termination prescribed by the ESA (if any), and without regard to whether the Employee continues to receive compensatory payments beyond the last day the Employee perform the Employee’s customary duties for the Employer or are paid salary in lieu of notice of termination. For greater certainty, “Actively Employed” excludes any contractual or common law entitlement to any period of notice or pay in lieu of notice in excess of the Employee’s minimum statutory entitlements under the ESA.

i.	“Change of Control” means the occurrence of any of the following:

i.

any change in the holding, direct or indirect, of the shares of the Employer as a result of which a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario), beneficially own or are in a position to exercise effective control or direction of the Employer;

ii.

an amalgamation, arrangement, merger or other combination of the Employer with another entity pursuant to which the shareholders of the Employer will not immediately thereafter own shares, units or other voting securities of the successor or the continuing entity entitling them to cast more than [50%] of the votes attaching to all securities of the successor or continuing entity which may be cast to elect trustees, directors or persons holding a similar position of that entity; or

iii.

the sale or lease to a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario), of (A) assets which aggregate more than [50%] of the assets (measured by fair market value) of the Employer or (B) assets which generated during the Employer’s last completed fiscal year or are expected to generate during the Employer’s current fiscal year more than [50%] of the operating income or cash flow of the Employer.]

j.	“Good Reason” means any of the following, unless the Employee has provided express written consent thereto or unless otherwise permitted under this Agreement:

i.	the Employee is not elected or appointed or re-elected or re-appointed as a director of the Employer;

ii.	the Employer ceases to operate as a going concern;

iii.	any action by the Employer that at common law constitutes constructive termination of the Employee’s employment with the Employer, including; (A) any reduction in the Employee’s offices, titles, reporting relationships, powers, authority, duties or responsibilities; (B) any reduction in the Employee’s salary; or (C) any reduction [overall] in the value of the Employee’s benefits;

iv.	the Employer fails to pay, when due, any amount payable by it to the Employee pursuant to this Agreement;

v.	a Change of Control (provided that a Change of Control will cease to be Good Reason thirty (30) days after the Employee first becomes aware of the Change of Control); or

vi.

any term of the Employee’s employment with the Employer is changed without the Employee’s consent in any proceedings under any bankruptcy, reorganization, arrangement, dissolution, winding-up or liquidation statute or law of any jurisdiction, including the Companies’ Creditors Arrangement Act (Canada).

k.

“Permanent Disability” means the mental or physical condition of the Employee such that the Employee has been unable, as a result of illness, disease, disability or similar cause, to fulfill the Employee’s duties with the Employer for more than six (6) consecutive months or for an aggregate of a twelve (12) month period within any consecutive eighteen (18) months.

General Provisions

58.	Time is of the essence in this Agreement.

59.

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

60.

No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

61.	This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

62.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

63.

If, at the time of execution of this Agreement, there is a pre-existing employment agreement still in effect between the parties to this Agreement, then in consideration of and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, this Agreement will supersede any and all pre-existing employment agreements between the Employer and the Employee. Any duties, obligations and liabilities still in effect from any pre-existing employment agreement are void and no longer enforceable after execution of this Agreement.

64.

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 1st day of September, 2020.

EMPLOYER:

Li-Cycle Corp.
Per:

Ajay Kochhar, President & CEO

EMPLOYEE:

Bruce MacInnis